EXHIBIT 99.1

SITIO ROYALTIES ISSUES INAUGURAL QUARTERLY PREVIEW

Company initiates two-stage quarterly reporting disclosure, aimed at accelerating access to key operating and financial metrics

First quarter 2025 production of 18.9 MBbls/d oil and 42.1 MBoe/d total, exceeding the midpoint of full year Company guidance by 2% and 6%, respectively

DENVER — April 15, 2025 — Sitio Royalties Corp. (NYSE: STR) (“Sitio”, “STR” or the “Company”) today issued a first quarter 2025 preview, reporting selected key operating and financial metrics. Sitio will report full operating and financial results for the first quarter 2025 on Wednesday, May 7, 2025, after the close of trading on the New York Stock Exchange. A conference call and webcast is planned for 7:30 a.m. CT / 8:30 a.m. ET on Thursday, May 8, 2025. Participation details can be found within this release.

FIRST QUARTER 2025 PREVIEW
•First quarter 2025 production of 18.9 MBbls/d oil and 42.1 MBoe/d total, exceeding the midpoint of full year Company guidance by 2% and 6%, respectively

•11.1 net wells were turned-in-line across Sitio's acreage, up 34% quarter-over-quarter, as operators continue to prioritize Sitio’s high quality assets within their development programs

•Net line of sight (“LOS”) wells totaled 48.6 as of March 31, 2025, up 8% quarter-over-quarter, including 28.9 net spud wells and 19.7 net permitted wells

•Closed $20.6 million of immediately accretive acquisitions, adding approximately 1,350 net royalty acres ("NRAs") located in the DJ and Midland Basins

•Repurchased $22.3 million, or 1.1 million shares, of common stock in the first quarter 2025; $59.6 million of authorized repurchases remaining as of March 31, 2025

"We are pleased to introduce a new reporting approach this quarter, with the aim of accelerating investor and analyst access to key financial and operating metrics,” said CEO Chris Conoscenti. “We had another strong quarter of production at 42.1 MBoe/d, 3% above our previous company record. Development activity on our assets remains strong, with 11.1 net wells turned-in-line this quarter, well above our historic average, and net LOS wells of 48.6, in line with our historic average. We took the opportunity to buy back shares throughout the first quarter and have continued repurchasing at increased levels in recent weeks in response to market volatility, underscoring our strong conviction in the quality of our assets and our operators, who are amongst the most active, well-capitalized domestic oil and gas producers.”

UPCOMING INVESTOR CONFERENCES

Sitio executives will attend the RBC Capital Markets Global Energy, Power & Infrastructure Conference in New York on June 3-4, 2025 as well as the Citi Natural Resources Conference in Las Vegas on August 12-14, 2025.

CONFERENCE CALL INFORMATION

Sitio plans to host a conference call at 8:30 a.m. ET on Thursday, May 8, 2025. Participants can access the call by dialing 1-833-470-1428 in the United States, or 1-404-975-4839 in other locations, with access code 435140, or by webcast at https://events.q4inc.com/attendee/207226218. Participants may also pre-register for the event via the following link: https://www.netroadshow.com/events/login?show=9fa7173e&confId=80085. The conference call, live webcast, and replay can also be accessed through the Investor Relations section of Sitio’s website at www.sitio.com.

About Sitio Royalties Corp.

Sitio is a shareholder returns-driven company focused on large-scale consolidation of high-quality oil & gas mineral and royalty interests across premium basins, with a diversified set of top-tier operators. With a clear objective of generating cash flow from operations that can be returned to stockholders and reinvested, Sitio has accumulated over 270,000 NRAs through the consummation of over 200 acquisitions, as of March 31, 2025. More information about Sitio is available at www.sitio.com.

Forward-Looking Statements

This news release contains statements that may constitute “forward-looking statements” for purposes of federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company's expected results of operations, cash flows, financial position and future dividends; as well as certain future plans, expectations and objectives for the Company’s operations, including statements about our return of capital framework, our share repurchase program and its intended benefits, financial and operational guidance, strategy, synergies, certain levels of production, future operations, financial position, prospects, and plans. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance, and financial condition to differ materially from our expectations and predictions. Factors that could materially impact such forward-looking statements include, but are not limited to: commodity price volatility, the global economic uncertainty and market volatility related to changes in U.S. trade policy, including the imposition of tariffs, slowing growth and demand, especially from China, the conflict in Ukraine and associated economic sanctions on Russia, the conflict in the Israel-Gaza region and continued hostilities in the Middle East including heightened tensions and conflict with Iran, Lebanon and Yemen, actions by OPEC+ and others, including any additional output hikes or extensions of voluntary production cuts or the duration thereof, increased global oil, natural gas and natural gas liquids supply and those other factors discussed or referenced in the "Risk Factors" section of Sitio’s Annual Report on Form 10-K for the year ended December 31, 2024 and other publicly filed documents with the SEC. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Sitio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

IR contact:
Alyssa Stephens
(281) 407-5204
IR@sitio.com
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